Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below) and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase dated November 15, 2017 and the related Letter of Transmittal (each as defined below) and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

NOTICE OF OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

INVENTURE FOODS, INC.

at

$4.00 NET PER SHARE

Pursuant to the Offer to Purchase Dated November 15, 2017

by

HERON SUB, INC.

a wholly-owned subsidiary of

UTZ QUALITY FOODS, LLC

Heron Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Utz Quality Foods, LLC, a Delaware limited liability company (“Parent”), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Inventure Foods, Inc., a Delaware corporation (“Inventure Foods”), at a purchase price of $4.00 per Share (the “Offer Price”), net to the seller in cash, without interest but subject to any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 15, 2017 (as amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (as amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”). Tendering stockholders whose Shares are registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be charged brokerage fees or similar expenses on the sale of Shares for cash pursuant to the Offer. Tendering stockholders whose Shares are registered in the name of their broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee to determine if any fees may apply. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 25, 2017 (as amended from time to time, the “Merger Agreement”), among Inventure Foods, Parent and Purchaser. Following the consummation of the Offer, and under the terms of the Merger Agreement as described in the Offer to Purchase, Purchaser intends to effect the Merger (as defined below) as described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 13, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Merger Agreement provides, among other things, that as soon as practicable (and in any event within three business days) after the acceptance for payment of the Shares pursuant to the Offer and subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Inventure Foods (the “Merger”), with Inventure Foods continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than (i) Shares owned by Inventure Foods, any of its subsidiaries, Parent or any of its subsidiaries (including Purchaser) immediately prior to the effective time of the Merger, or (ii) Shares held by any stockholder who has properly exercised appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”)) will be automatically converted into the right to receive the Offer Price, net to the seller in cash, without interest but subject to any required withholding taxes. As a result of the Merger, Inventure Foods will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or delay in making payment for the Shares. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

If the Offer is consummated, Purchaser will not seek the approval of Inventure Foods’ remaining public stockholders before effecting the Merger. The parties to the Merger Agreement have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable (and in any event within three business days) after the acceptance for payment of Shares pursuant to of the Offer, subject to certain other conditions, and without any vote or other action of Inventure Foods stockholders in accordance with Section 251(h) of the DGCL.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, prior to the expiration of the Offer, a number of Shares (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not been “received” (as defined in Section 251(h) of the DGCL)) that, together with the Shares (if any) beneficially owned by Parent or Purchaser, represent at least a majority of the Shares then outstanding (determined on a fully-diluted basis assuming the conversion or exercise of all derivative securities that are or will be vested at the time of the Merger) (the “Minimum Condition”) and (ii) since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Merger Agreement). There is no financing condition to the Offer.

Purchaser and Parent also reserve the right to waive any of the conditions to the Offer, other than the Minimum Condition, which may only be waived with the prior written consent of Inventure Foods; provided that, unless otherwise provided in the Merger Agreement, Inventure Foods’ consent is also required for Purchaser and Parent to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to, amend or modify any condition to the Offer in a manner adverse in any material respect to the holders of the Shares, (iv) extend or otherwise change the expiration date of the Offer, except as expressly permitted under the Merger Agreement, (v) change the form of consideration payable in the Offer in any material respect, (vi) otherwise amend, modify or supplement the terms of the Offer in a manner adverse to the holders of the Shares, (vii) provide any “subsequent offering period” (or extension thereof) within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (viii) take any action (or fail to take any action) that breaches the Merger Agreement with the result that the Merger is not permitted to be effected pursuant to Section 251(h) of the DGCL. We do not expect there to be a subsequent offering period after the Expiration Time (as defined below); we expect that the Merger will occur as soon as practicable after the Expiration Time and the date and time at which Purchaser first accepts for payment Shares validly tendered and not withdrawn pursuant to the Offer.

Upon the terms and subject to the conditions set forth in the Offer, Purchaser will accept for payment all Shares that are validly tendered and not withdrawn at or prior to one minute after 11:59 P.M., New York City time, on December 13, 2017 (the “Expiration Time”), unless extended or earlier terminated, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, expires.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and in the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

Pursuant to the terms of the Merger Agreement, if any of the Offer Conditions are not satisfied or waived at any scheduled Expiration Time, (i) Purchaser may extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, until such conditions to the Offer are satisfied or waived, or (ii) upon written request of Inventure Foods, Purchaser will extend the Offer on one or more occasions (not to exceed two in total) for an additional period of up to ten business days per extension to permit such conditions to the Offer to be satisfied. Purchaser is also required to extend the Offer for any period required by applicable law and any interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff or The Nasdaq Global Select Market or its staff applicable to the Offer. During any extension of the initial offering period all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. However, except as described in the Offer to Purchase, in no event will Purchaser be required to, and without Inventure Foods’ prior written consent Purchaser may not, extend the Offer beyond January 15, 2018 (the “Outside Date”); provided that the Outside Date may be extended under certain circumstances for a period of 90 days, on no more than two occasions, in the event certain antitrust approvals or clearances have not been obtained or there is a prohibition on closing the Offer or the Merger related to antitrust matters. Additionally, Inventure Foods may not, without the prior written consent of Parent, request that the Offer be extended beyond the Outside Date.

After careful consideration, the Inventure Foods board of directors (the “Inventure Foods Board”) has unanimously (i) determined that the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Inventure Foods and its stockholders, (ii) adopted and approved the Merger Agreement, declared it advisable to enter into the Merger Agreement and approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) approved the execution, delivery and performance by Inventure Foods of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iv) elected that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL, and (iv) recommended that the stockholders of Inventure Foods accept the Offer and tender their Shares to Purchaser pursuant to the Offer, on the terms and subject to the conditions of the Merger Agreement.

In order to tender all or any portion of your Shares in the Offer, you must either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or, if an Eligible Institution (as defined in the Offer to Purchase), a manually signed facsimile copy) and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your Shares. If you desire to tender your Shares, and certificates evidencing your Shares are not immediately available or you cannot deliver such certificates and all other required documents to the Depositary or you cannot complete the procedures for book-entry transfer described in Section 3 of the Offer to Purchase, in each case prior to the Expiration Time, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

For the purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of Purchaser’s acceptance to the Depositary. No alternative, conditional or contingent tenders will be accepted. Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. If Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain on Purchaser’s behalf all Shares tendered, and such Shares may not be withdrawn except to the extent that tendering stockholders duly exercise withdrawal rights as described in the Offer to Purchase. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

Except as described in the Offer to Purchase, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the Expiration Time and, if such Shares have not yet been accepted for payment, at any time after January 14, 2018, the date that is 60 days after the date of the commencement of the Offer, but only in accordance with the procedures described in Section 4 of the Offer to Purchase. For your withdrawal to be effective, a written (or, if you are an Eligible Institution, a manually executed facsimile) notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waive any such defect or irregularity or incur any liability for failure to give any such notification. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the proper withdrawal of those Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in the Offer to Purchase.

Subject to applicable law as applied by a court of competent jurisdiction, Purchaser will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender or withdrawal of Shares, and its determination will be final and binding.

The sale of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase. All stockholders should consult with their own tax advisors as to the particular tax consequences of tendering their Shares pursuant to the Offer or pursuant to the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Inventure Foods has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares who appear on Inventure Foods’ list and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on Inventure Foods’ stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase, the related Letter of Transmittal and Inventure Foods’ Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of Inventure Foods’ Board and the reasons therefor) and other documents to which such documents refer contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call: (888) 280-6942

Email: inventure@dfking.com

November 15, 2017

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